================================================================================

                                  NEWS RELEASE

================================================================================

FOR RELEASE: IMMEDIATE                                   CONTACT: MARIA VAFIADES
                                                                  (508) 947-4343

      MAYFLOWER BANCORP REPORTS 13% IMPROVEMENT IN FOURTH QUARTER EARNINGS
      --------------------------------------------------------------------
                             AND PAYMENT OF DIVIDEND
                             -----------------------

         (Middleboro, MA), May 29, 2009 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) (the "Company") the bank holding company for Mayflower Co-operative Bank (the "Bank") today reported net income of $305,000 or $0.15 per share for its fourth quarter ended April 30, 2009 as compared to earnings of $269,000 or $0.12 per share for the same quarter last year. Diluted earnings per share for the fourth quarter were $0.15 compared to $0.12 for the same quarter of last year.

         For the year ended April 30, 2009, net income was $35,000 or $0.02 per share compared to $1,056,000 or $0.50 per share one year ago. Net results for the year ended April 30, 2009 were significantly impacted by the September 2008 announcement of a Federal conservatorship of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. As previously reported, this announcement prompted the Company to write off the balances of its preferred stock holdings in both entities, and resulted in a gross loss of $1.9 million and an after tax loss of $1.2 million.

         Net interest income for the quarter ended April 30, 2009 increased by $153,000 or 9.2% to $1.8 million from $1.7 million for the quarter ended April 30, 2008, due to the reduction of interest rates paid on deposit accounts. During the current period, the Company's net interest margin increased from 2.95% for the quarter ended April 30, 2008 to 3.17% for the quarter ended April 30, 2009. Average interest earning assets for the quarter increased from $225.2 million for the quarter ended April 30, 2008 to $228.7 million for the quarter ended April 30, 2009 and average interest bearing liabilities grew from $220.4 million for the quarter ended April 30, 2008 to $226.7 million for the quarter ended April 30, 2009.

         The Company made no provision for loan losses for either quarter ended April 30, 2009 or April 30, 2008. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that it believes adequate to absorb potential losses based on known and inherent risks in its portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers its past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio, and its levels of non-performing and other classified loans. The loan loss reserve is evaluated on a regular basis and was considered appropriate during both periods.

         Non-interest income for the quarter increased by $93,000 as compared to the same quarter in the prior year. This increase was primarily due to an increase of $173,000 in gains realized upon the sale of mortgage loans, as partially offset by a decrease of $76,000 in gains on sales of investment securities. The decrease in prevailing mortgage interest rates resulted in increased volumes of fixed-rate residential refinance applications, and the Company was able to profitably sell these new mortgage originations. Additionally, loan origination and other loan fees decreased by $12,000 due to increased amortization of the mortgage servicing asset. Also, customer service fees decreased by $12,000, while other income increased by $20,000.

         The Company's operating expenses increased by $148,000 or 8.7% for the quarter ended April 30, 2009 as compared to the quarter ended April 30, 2008. This increase was substantially the result of an increase of $120,000 in FDIC assessment expense as a function of the scheduled resumption and subsequent increase of deposit insurance premiums and of the accrual for an announced FDIC "Special Assessment" due in September 2009 and intended to replenish their insurance fund. Operating expenses also increased by $21,000 or 2.3% in compensation and fringe benefit expense due to additional employees hired to staff the new branch in Plymouth, MA and to increased benefit costs.

         For the year ended April 30, 2009, net interest income was $7.3 million, representing an increase of $550,000 or 8.1% compared to the prior year. Because of lower funding costs, the Company's net interest margin increased from 2.99% for the year ended April 30, 2008 to 3.25% for year ended April 30, 2009. Average interest earning assets for the year ended April 30, 2009 were $225.5 million as compared to $226.9 million for the year ended April 30, 2008 and average interest bearing liabilities were $222.3 million compared to $221.2 million for the same period one year ago.

         The provision for loan losses was zero for the years ended April 30, 2009 and April 30, 2008 as management and the Board of Directors considered the Bank's reserve for loan losses appropriate for both periods.

         Non-interest income decreased by $1.8 million for the year ended April 30, 2009, primarily due a decrease in losses/gains on sales and writedowns of investment securities, from a gain of $108,000 for the year ended April 30, 2008 to a loss of $1.9 million for the year ended April 30, 2009. The loss for fiscal year 2009 was due primarily to the gross, other-than-temporary impairment charge of $1.9 million recorded during the second quarter of fiscal year 2009 for the Company's investment in the preferred stock of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

         Additionally, gains on sales of loans increased by $293,000 due to an increase in fixed-rate residential mortgage originations which the Company was able to profitably sell. Increased loan origination and other loan fees of $23,000 were offset by a decrease of $15,000 in customer service fees and a decrease of $4,000 in other income.

         Non-interest expense increased by $443,000 or 6.6% for the year ended April 30, 2009. This increase was due primarily to an increase of $225,000 in FDIC assessment expense due to the scheduled resumption and subsequent increase of FDIC deposit insurance premiums and to the increase of $140,000 incurred in losses and expenses related to foreclosed real-estate. Additionally, compensation and fringe benefits increased by $21,000 or 0.6%, occupancy and equipment increased by $12,000 or 1.1% and other expenses increased by $45,000 or 2.3% due to increased data processing costs.

         Since the end of the April 30, 2008 fiscal year, total assets of the Company have increased by $5.7 million, from $243.8 million at April 30, 2008 to $249.5 million at April 30, 2009. During the year, net loans receivable grew by $5.8 million. This growth was comprised of an increase of $2.8 million in residential mortgages and growth of $6.4 million in commercial loans and mortgages, and was offset by a decrease of $1.4 million in net construction mortgages outstanding, a decrease of $1.7 million in home equity loan balances, and lines of credit, and a decrease of $372,000 in consumer loans. Additionally, cash and cash equivalents increased by $2.5 million, and premises and equipment increased by $1.5 million, as a result of the construction of the Bank's eighth retail facility in Plymouth, Massachusetts. These increases were offset by a decrease in total investment securities of $4.6 million.

           For the fiscal year, total deposits increased by $9.8 million, to $214.0 million. The increase was comprised of an increase of $6.7 million in money market deposits, an increase of $1.6 million in checking accounts, an increase of $973,000 in savings accounts, and an increase of $500,000 in certificates of deposit. Also, borrowed funds outstanding decreased by $4.8 million since the beginning of the fiscal year as the Company chose to repay certain maturing advances from the Federal Home Loan Bank of Boston.

         As of April 30, 2009, non-performing assets totaled $935,000, compared to $1.2 million at April 30, 2008. Non-performing assets at April 30, 2009 are comprised of $590,000 in real estate acquired by foreclosure and non-accrual loans of $345,000. This is compared to real-estate acquired by foreclosure of $605,000 and non-accrual loans of $617,000 at April 30, 2008.

         Total stockholders' equity decreased by $551,000 when compared to April 30, 2008. This decrease was partially due to the payment to shareholders of dividends totaling $0.40 per share or $835,000. Offsetting this decrease was net income for the year of $35,000 and a decrease in the net unrealized gain/loss on securities available for sale, from a net unrealized loss of $104,000 at April 30, 2008 to a net unrealized gain of $194,000 at April 30, 2009. This unrealized loss or gain relates to fluctuations in investment market values occurring since April 30, 2008. Finally, stockholders equity increased by $13,000 due to the exercise of employee stock options and decreased by $62,000 due to the repurchase of Company shares. The stockholders' equity to assets ratio was 7.75% at April 30, 2009 as compared to 8.16% at April 30, 2008.

         In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company reported that the Company's Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on June 16, 2009, to shareholders of record as of June 9, 2009.

         At the same time, Mr. Pratt commented further that, "The Company is pleased to announce improved earnings for our recently concluded fourth quarter. Notable developments during the quarter included continued, strong residential mortgage originations, surging deposit totals, and the repayment of maturing advances from the Federal Home Loan Bank of Boston. Although we are not immune from the challenges of the current economy, we have fared reasonably well, and look forward to the opportunities presented in future periods".

         Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.
                           ---------------------

         (See accompanying Selected Consolidated Financial Information)

THIS EARNINGS REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.


MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                 APRIL 30,                           APRIL 30,
                                                                   2009                                2008
                                                                ----------                          ----------
Total assets                                                     $249,545                            $243,751
Loans receivable, net                                             131,111                             125,336
Federal funds sold                                                  6,184                               2,975
Investment securities:
   Held to maturity                                                45,239                              43,377
   Available for sale, net                                         45,022                              51,466
Deposits                                                          213,957                             204,176
Borrowed funds                                                     13,888                              18,659
Stockholders' equity                                               19,338                              19,889

Equity to assets ratio                                              7.75%                               8.16%
Book value per share                                             $  9.27                             $  9.51

                                                                   THREE MONTHS ENDED                      YEAR ENDED
                                                                        APRIL 30,                           APRIL 30,
                                                                    2009         2008                   2009         2008
                                                               -------------------------           -------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income                                $    2,964    $    3,203            $   12,406    $   13,459
   Interest expense                                                 1,152         1,544                 5,068         6,671
                                                               ----------    ----------            ----------    ----------
      Net interest income                                           1,812         1,659                 7,338         6,788

   Provision for loan losses                                           --            --                    --            --
   Gain on sales of loans                                             263            90                   544           251
   Gain (loss) on sales and writedowns of investments                   1            77                (1,943)          108
   Other non interest income                                          236           240                 1,076         1,072
   Operating expenses                                              (1,858)       (1,710)               (7,185)       (6,742)
                                                               ----------    ----------            ----------    ----------
   Income (loss) before income taxes                                  454           356                  (170)        1,477
   Income taxes                                                       149            87                  (205)          421
                                                               ----------    ----------            ----------    ----------

   Net income                                                  $      305    $      269            $       35    $    1,056
                                                               ==========    ==========            ==========    ==========

   Earnings per share - basic                                  $     0.15    $     0.12            $     0.02    $     0.50

   Earnings per share - diluted                                $     0.15    $     0.12            $     0.02    $     0.49

   Dividends per share                                         $     0.10    $     0.10            $     0.40    $     0.40

   Weighted average shares outstanding                          2,087,151     2,094,479             2,089,536     2,096,109

   Annualized return on average assets                               0.49%         0.45%                 0.01%         0.44%

   Annualized return on average equity                               6.43%         5.38%                 0.19%         5.39%

   Net interest spread                                               3.15%         2.89%                 3.22%         2.91%

   Net interest margin                                               3.17%         2.95%                 3.25%         2.99%


MAYFLOWER BANCORP, INC. AND SUBSIDIARY
Analysis of Loans Past Due
(Dollars in thousands)

                                                                 April 30,         April 30,         April 30,
LOANS PAST DUE OVER 90 DAYS:                                       2009              2008              2007
                                                               ------------      ------------      -------------
   Residential mortgages                                           $   345           $   617            $    --

   Commercial and construction mortgages                                --                --                 --

   Commercial time and demand loans                                     --                --                 --

   Consumer and other loans                                             --                --                 --
                                                               ------------      ------------      -------------
                                                                   $   345           $   617            $    --
                                                               ============      ============      =============

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:

   Net loans receivable                                               0.26%             0.49%                --

   Total assets                                                       0.14%             0.25%                --


NON-PERFORMING ASSETS

 **Non-accrual loans                                               $   345           $   617            $    --
   Real estate acquired by foreclosure                                 590               605                 --
                                                               ------------      ------------      -------------
                                                                   $   935           $ 1,222            $    --
                                                               ============      ============      =============

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Net loans receivable                                               0.71%             0.97%                --

   Total assets                                                       0.37%             0.50%                --


ALLOWANCE FOR LOAN LOSSES                                          $ 1,305           $ 1,375            $ 1,673


ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NON-PERFORMING LOANS                                             378.26%           222.85%               N/A

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF NET LOANS                1.00%             1.10%              1.22%

-----------------------
** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest